Exhibit 99.2

Alliqua BioMedical, Inc. to Acquire Soluble Systems, LLC

Transaction Further Establishes Alliqua BioMedical as a Leading Provider of Regenerative Technologies

YARDLEY, Pa., October 5, 2016 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) (“Alliqua” or the “Company”), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced that the Company has signed a definitive agreement to acquire the business of Soluble Systems, LLC (“Soluble”) through a series of transactions. As part of the transactions, Soluble will contribute and transfer substantially all of its assets into a newly formed subsidiary of Alliqua (“New Alliqua”) and Alliqua will complete a holding company reorganization resulting in New Alliqua becoming the new public parent of Alliqua. New Alliqua will remain publicly traded and change its name to “Alliqua BioMedical, Inc.”

Under the terms of the agreement, Soluble will receive consideration with a total value of approximately $35 million, plus warrants to purchase 4 million shares of New Alliqua common stock at an exercise price of $1.07. The transaction consideration consists of the issuance of approximately 17.6 million shares of Alliqua common stock, valued at $0.89 per share, the assumption of $12.4 million of senior debt, the cash payment due at closing of $5.4 million to retire Soluble’s subordinated debt, $1 million of cash payments by Alliqua to Soluble prior to closing, and $500,000 of other consideration. In addition, Soluble will have the right to appoint one new director to the Company’s board of directors. The transaction is expected to close in the first quarter of 2017 and is subject to certain closing conditions that are described below.

Soluble is a privately held company with 60 employees, formed in 1999 and headquartered in Newport News, Virginia. Soluble markets and distributes a human skin allograft with living cells under the brand name, TheraSkin®. Soluble employs a direct distribution model supported by approximately 40 selling resources that primarily target hospital and wound care customers in outpatient facilities, and generated end-user revenue at an annual run-rate in excess of $18 million during the six months ended June 30, 2016.

“We could not be more excited to announce this transaction, as we believe the combination of Alliqua BioMedical and Soluble Systems will enhance our competitive position with a world-class portfolio of regenerative solutions,” said David Johnson, Chief Executive Officer of Alliqua BioMedical. “I believe this transaction offers the opportunity to combine two strong regenerative technologies companies where the sum of their parts should be greater than the parts themselves.”

Mr. Johnson continued, “The combination of these companies presents many strategic and financial benefits, and I would like to highlight a few that I believe are the most compelling:

“Financially, the benefits from this combination are powerful. The organization’s commercial scale will increase dramatically, as the combined selling infrastructure will nearly double the size of Alliqua’s existing direct salesforce. We expect that broader U.S. direct sales coverage will drive rapid additional market penetration for all Alliqua products with the potential for cross-selling opportunities over time. Post-closing, the combined company’s financial profile should improve with a 2016 annualized revenue base estimated to be between $36 and $38 million, gross margins in excess of 70% and significant operating margin benefits from synergies. Clearly, we believe this financial profile positions us with the requisite scale, a clear path to profitability and improving returns for our stockholders going forward.

“Strategically, this transaction allows Alliqua to enhance both our portfolio of regenerative technologies, and our executive leadership team. Soluble’s TheraSkin is a cryopreserved human skin allograft, composed of living cells, fibroblasts, keratinocytes and a fully developed extracellular matrix. Mist Therapy, Biovance, Interfyl and now TheraSkin, will allow Alliqua Biomedical to offer clinicians a variety of clinically efficacious regenerative technologies for the treatment of challenging wound and tissue repair. Importantly, each of these solutions is supported by a compelling economic value proposition. In addition, I am pleased to announce that Allan Staley, the CEO and Co-Founder of Soluble Systems, and Woody Staub, the President of Soluble Systems, have each accepted management positions in charge of Alliqua’s Reimbursement and Payor Policy group and Alliqua’s new specialized surgical sales force, respectively, effective upon the closing of the transaction. Allan’s expertise in the regenerative technologies space is exceptional, as evidenced by the success to-date of TheraSkin. Similarly, Woody’s experience in the medical device and surgical sectors, with the likes of KCI, Mitek and J&J, should prove immensely valuable as we look forward to rapid market share growth of our regenerative technologies portfolio in the surgical market.”

“Soluble Systems is excited to combine its excellent products and passionate employees with Alliqua to grow a great company together,” said Allan Staley, Chief Executive Officer of Soluble Systems.

The combined company’s headquarters will be based in Yardley, Pennsylvania.

About TheraSkin

Soluble’s TheraSkin product is a cryopreserved human skin allograft, composed of living cells, fibroblasts, keratinocytes and a fully developed extracellular matrix. TheraSkin is a U.S. Food and Drug Administration (FDA)-regulated HCT/P product under section 361 of the Public Health Service Act. The product is indicated to be used on all external acute and chronic wounds, including, but not limited to, diabetic foot ulcers, venous leg ulcers, pressure ulcers, burns, radiation injury, necrotizing fasciitis and for use over exposed muscle, tendon, bone and joint capsule. TheraSkin has nationwide Medicare coverage from all eight Medicare Administrative Contractors (MACs) covering all 50 U.S.States, the District of Columbia and Puerto Rico. TheraSkin has coverage for Medicaid in 41 states, the District of Columbia, and Puerto Rico and for TriCare (military) nationally. TheraSkin also has extensive Private Payor coverage, including United Healthcare, Cigna, HCSC, BlueCross/BlueShield (BCBS) of Arizona, New Mexico, South Carolina and Michigan, Carefirst BCBS, and HighMark BCBS. For the six-month period ended June 30, 2016, Soluble’s sales of TheraSkin to end-users was approximately $9.1 million representing growth of approximately 32% over the same period in 2015.

Financing and Other Closing Conditions

The transactions described above are contingent upon Alliqua securing debt or equity financing, or a combination thereof, that results in gross proceeds of at least $45 million, inclusive of any current indebtedness of Soluble or Alliqua that is either assumed, restructured or refinanced by the combined company. To that end, the Company currently expects to restructure the existing senior debt obligations for both Alliqua and Soluble totaling approximately $26.2 million. SWK Holdings Corporation, Soluble’s existing senior lender, has expressed support of this transaction.

The transaction is also subject to various customary closing conditions, including the filing of a registration statement with the Securities and Exchange Commission (the “SEC”), the approval of Alliqua’s stockholders and the receipt of certain third party consents, including the senior lenders of both Alliqua and Soluble.

Financial Advisors

Cowen and Company, LLC served as Alliqua’s exclusive financial advisor in connection with this transaction. Canaccord Genuity Inc. served as Soluble’s exclusive financial advisor in connection with this transaction.

Conference Call

Alliqua will host a conference call for analysts and investors tomorrow, October 6, 2016, beginning at 8:00 a.m. ET to discuss the Soluble Systems, LLC transaction. Individuals interested in listening to the conference call may dial 877-545-1409 for domestic callers or 719-325-4785 for international callers and provide access code 5565928. A replay of the call will be available for 14 days and can be accessed by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers.

The conference call will also be available via a webcast on the “Investors Relations” section of the Company’s Web site at: http://ir.alliqua.com/.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl®. The Company also markets its Mist Therapy System®, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. In addition to these technologies, Alliqua markets its line of dressings for wound care under the

SilverSeal® and Hydress® brands, as well as its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

About Soluble Systems, LLC.

Soluble Systems, LLC is the manufacturer and/or distributor of a line of advanced wound care products under the brand names TheraSkin® and TheraGauze®. Soluble’s lead product, TheraSkin®, is a cryo-preserved human skin allograft for non-responsive chronic wounds which competes in the fast growing biologic market of advanced wound care. Soluble’s patented SMRT Polymer technology is found in its advanced wound care dressing TheraGauze®, which regulates moisture differentially across a wound bed to aid in wound healing without maceration. Corporate offices are located in Newport News, Virginia. For additional information, please visit: http://www.solublesystems.com/.

Additional Information and Where to Find It

In connection with the proposed transaction, Alliqua will be filing documents with the SEC, including a Registration Statement on Form S-4 that will include the proxy statement/prospectus relating to the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to Alliqua stockholders in connection with the proposed transaction. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED PRELIMINARY AND DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALLIQUA, SOLUBLE AND THE PROPOSED TRANSACTION.

Stockholders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov. Stockholders may obtain free copies of the documents filed by Alliqua with the SEC on Alliqua’s website at www.alliqua.com under the heading “Investors” and then under the heading “SEC Filings”.

Alliqua and its directors and officers may be deemed participants in the solicitation of proxies from the stockholders of Alliqua in connection with the proposed transaction. Information regarding the special interests, if any, of these directors and executive officers in the proposed transaction will be included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Alliqua is contained its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

This communication does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to subscribe for or buy, any securities nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements under federal securities laws, including, but not limited to, statements related to the anticipated consummation of the transaction between Alliqua and Soluble and the timing and benefits thereof, the anticipated financing and the closing thereof, the combined company’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs and management structure and other statements that are not historical facts. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations of these words or comparable terminology. The reader is cautioned not to place undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com